Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

CHEMOMAB THERAPEUTICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2017 Equity-Based Incentive Plan (2)	Equity	Ordinary shares, no par value per share,	Rule 457(c) and 457(h)	10,800,000 (3)	$0.1785	$1,927,800	$92.70 per million dollars	$178.7
	Total Offering Amounts					$1,927,800		$178.7
	Total Fee Offsets							$—
	Net Fee Due							$178.7

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Anchiano Therapeutics Ltd. 2017 Equity-Based Incentive Plan (the “2017 Plan”).

(2) These shares may be represented by ADSs, each of which currently represents twenty (20) Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-192259).

(3) Represents 10,800,000.00 additional ordinary shares, no par value (the “Ordinary Shares”) equal to 540,000 ADSs, authorized for issuance under the 2017 Plan, representing an automatic annual increase effective as of January 1, 2022 pursuant to the 2017 Plan.

(4) Calculated in accordance with Rule 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the low and high prices ($3.38 and $3.76) of the Registrant’s ADSs, as reported on the Nasdaq Capital Market on August 9, 2022, as adjusted to reflect the ratio of ADSs to Ordinary Shares as described in footnote (2) above.